April 25, 2008

Efstathios Kouninis
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Dear Efstathios:

Pegasystems is pleased to offer you the position of Vice President of Finance, presently reporting directly to Craig Dynes. This offer is contingent upon the successful completion of our pre-employment process and upon your signing the enclosed Standards Letter. Your starting salary for this position will be paid a bi-weekly rate of $7,692.31 at the annualized rate of $200,000.00. You will also be eligible to participate in our corporate incentive plan at a target 20% rate. The formal incentive plan document will be provided in your first weeks of employment.

In addition, you will be granted an option to purchase 10,000 shares of Pegasystems' common stock pursuant to our Long-Term Incentive Plan. This grant is contingent on approval by our Compensation Committee at an upcoming meeting. The exercise price of this option shall be the fair market value of Pegasystems' stock on the date of the Compensation Committee approval. These terms will be conveyed to you in a separate document after you become a Pegasystems employee.

You will be eligible to participate in the benefit programs which Pegasystems makes available from time to time to similarly situated employees. This means you will have the option to elect individual or family coverage in our medical and/or dental plans. In addition, we offer a tuition reimbursement program, a 401(k) plan, and medical & dependent care reimbursement accounts, which enable you to pay for dependent childcare expenses with pre-tax dollars. The company will also provide you with short-term disability, long-term disability, and life insurance coverage. You will accrue paid time off in accordance with Pegasystems' Paid Time Off Policy. This includes 15 days of vacation per year along with 10 paid Holidays and 1 personal day. Your vacation and holidays are prorated during your first year of employment. A summary of these benefits is included for your convenience. Please note that our compensation and benefit plans are subject to change at any time.

This offer of employment is not a contract. Pegasystems is an at-will employer. Thus, either you or Pegasystems may terminate employment at anytime. As we discussed, we would like you to begin working as a Pegasystems employee on a full-time basis on April 14, 2008. As a condition of employment, we require you to sign and return the enclosed Standards Letter. You will also need to provide us with proper employment authorization. Please note that as a requirement to work in the United States, you must complete the Employment Eligibility Verification (I-9) form and bring with you the required supporting documentation. Please send or fax (617-577-0110) both your signed Offer Letter and Standards Letter to our Cambridge office, in care of Lindsay Vittori.

We are all delighted that you are considering joining our staff and are very excited at the prospect of you working with us!

Sincerely,

/s/ Joel Idelson

Joel Idelson
Vice President, Global Recruitment

I accept the terms of this offer letter and will begin work at Pegasystems on April 14, 2008.

/s/ Efstathios Kouninis                                 April 25, 2008
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Efstathios Kouninis                                              Date